Exhibit 3

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Dennis A. Johnson his true and lawful attorney attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Statement on Schedule 13D and any and all amendments thereto with respect to Magellan Health Services, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Date: November 28, 2008

/s/ Stanley P. Gold
Stanley P. Gold